Exhibit 2(K)(iii)(a)

July 1, 2014

Voya Senior Income Fund 7337 East Doubletree Ranch Road Suite 100 Scottsdale, Arizona 85258

Re:                             Reduction in Fee Payable under the Amended and Restated Service and Distribution Plan for Class B Shares

Ladies and Gentlemen:

Voya Investments Distributor, LLC, formerly ING Investments Distributor (“VID”), hereby waives the service fee of 0.25% of the average daily net assets payable to VID under the Amended and Restated Service and Distribution Plan for the Class B Shares of Voya Senior Income Fund, formerly ING Senior Income Fund.  By this letter, we agree to waive that fee for the period from July 1, 2014 through July 1, 2015.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Senior Income Fund.

Sincerely,

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:

Voya Senior Income Fund

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President